Exhibit 3.1

BAZAARVOICE, INC.

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Bazaarvoice, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Bazaarvoice, Inc. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on May 25, 2005.

B. This Seventh Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

C. This Restated Certificate restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended.

D. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is Bazaarvoice, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that this Corporation shall have authority to issue is 98,397,031. The total number of shares of Common Stock this Corporation shall have authority to issue is 70,500,000 with a par value of $0.0001 per share. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 27,897,031 with a par value of $0.0001 per share, 17,511,618 of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 2,566,938 of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 4,013,619 of which shall be designated Series C

Preferred Stock (the “Series C Preferred Stock”), 3,078,464 of which shall be designated Series D Preferred Stock (the “Series D Preferred Stock”) and 726,392 of which shall be designated Series E Preferred Stock (“Series E Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Preferred Stock”).

The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the respective classes and series of the shares of capital stock or the holders thereof are as follows:

4.1 Dividends. The holders of the Preferred Stock shall be entitled to receive dividends on a pari passu basis when, as and if declared by the Corporation’s Board of Directors, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”)) on the Corporation’s Common Stock. Upon conversion of any share of any series of Preferred Stock pursuant to subsection (A) or (B) of Section 4.3, all dividends declared but unpaid on such share shall be paid in cash or, upon the approval of a majority of the Board of Directors, shares of Common Stock at the then fair market value as determined in good faith by the Corporation’s Board of Directors. No dividends shall be declared or paid, and no distribution shall be made, on any shares of Common Stock unless all dividends declared but unpaid on any series of Preferred Stock have been paid or set apart for payment. After the payment or setting aside for payment of the dividends described in the first sentence of this Section 4.1, any additional dividends (payable other than in Common Stock or Common Stock Equivalents) declared or paid in any year shall be distributed ratably to the holders of Common Stock and Preferred Stock based on the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate.

4.2 Liquidation Preference.

(A) Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the Corporation’s assets or surplus funds to the holders of the Corporation’s Common Stock by reason of their ownership thereof, (i) an amount for each share of Series A Preferred Stock equal to $0.22717 per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share occurring after the date on which this Restated Certificate is filed (the “Filing Date”)) (the “Series A Original Issue Price”) plus an additional amount equal to any dividends declared but unpaid on each such share, (ii) an amount for each share of Series B Preferred Stock equal to $0.58437 per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share occurring after the Filing Date) (the “Series B Original Issue Price”) plus an additional amount equal to any dividends declared but unpaid on each such share, (iii) an amount for each share of Series C Preferred Stock equal to $1.82818 per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or similar event with respect to such share occurring after the Filing Date) (the

“Series C Original Issue Price”) plus an additional amount equal to any dividends declared but unpaid on each such share, (iv) an amount for each share of Series D Preferred Stock equal to $2.60 per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or similar event with respect to such share occurring after the Filing Date) (the “Series D Original Issue Price”) plus an additional amount equal to any dividends declared but unpaid on each such share and (v) an amount for each share of Series E Preferred Stock equal to $4.13 per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or similar event with respect to such share occurring after the Filing Date) (the “Series E Original Issue Price”) plus an additional amount equal to any dividends declared but unpaid on each such share. If, upon such liquidation, dissolution or winding up, the assets and funds distributed are insufficient to permit the payment to each holder of Preferred Stock of the full aforesaid preferential amount, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled.

(B) Remaining Assets. Upon the completion of the distribution required by subsection (A) of this Section 4.2, all of the Corporation’s remaining assets or funds available for distribution to stockholders shall be distributed ratably to the holders of Common Stock based on the number of shares of Common Stock held by each such holder.

(C) (1) For the purposes of this Section 4.2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (X) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Corporation’s jurisdiction of incorporation), unless the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold at least a majority of the voting power of the surviving or acquiring entity exclusively by virtue of shares received in such transaction or series of related transactions with respect to shares of the Corporation’s capital stock or (Y) a sale of all or substantially all of the assets of the Corporation or the exclusive licensing of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (X) or (Y) of the preceding sentence may be waived by the holders of a majority of the Preferred Stock then outstanding (voting together as a single class on an as-converted basis); provided, however, that with respect to any transaction or series of related transactions in which (i) the holders of Series A Preferred Stock would receive in respect of the Series A Preferred Stock held by them as a result of such transaction or series of related transactions an amount per share of Series A Preferred Stock that is less than Series A Original Issue Price, then the separate written consent of the holders of a majority of the then-outstanding shares of the Series A Preferred Stock (voting as a separate series) shall be required in connection with such waiver, (ii) the holders of Series B Preferred Stock would receive in respect of the Series B Preferred Stock held by them as a result of such transaction or series of related transactions an amount per share of Series B Preferred Stock that is less than Series B Original Issue Price, then the separate written consent of the holders of a majority of the then-outstanding shares of the Series B Preferred Stock (voting as a separate series) shall be required in connection with such waiver, (iii) the holders of Series C Preferred Stock would receive in respect of the Series C Preferred Stock held by them as a result of such transaction or series of related transactions an amount per share of Series C Preferred Stock that is less than Series C Original Issue Price, then the separate written consent of the holders of a majority of the then-outstanding shares of the Series C Preferred Stock (voting as a separate series) shall be required in connection with such waiver, (iv) the holders of Series D Preferred Stock would receive in respect of the Series D Preferred Stock held by them as a result of such transaction or series of related transactions an amount per share of Series D Preferred Stock that is less than Series D Original Issue Price, then the separate written consent of the holders of a majority of the then-outstanding shares of the Series D Preferred Stock (voting as a separate series) shall be required in connection with such waiver and (v) the holders of Series E Preferred Stock would receive in respect of the Series E Preferred Stock held by them as a result of such transaction or series of related transactions an amount per share of Series E Preferred Stock that is less than Series E Original Issue Price, then the separate written consent of the holders of a majority of the then-outstanding shares of the Series E Preferred Stock (voting as a separate series) shall be required in connection with such waiver.

(2) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Corporation’s Board of Directors; provided, however, any publicly traded securities that are not subject to investment letter or other restrictions on free marketability shall be valued as follows:

(a) if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(b) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

(3) In the event the requirements of this subsection (C) are not complied with, the Corporation shall forthwith either:

(a) cause such closing to be postponed until such time as the requirements of this Section 4.2 have been complied with, or

(b) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection (C)(4).

(4) The Corporation shall give each holder of record of Preferred Stock written notice of a transaction described in subsection (C)(1) not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that each of the periods in this subsection (C)(4) may be shortened or eliminated upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class.

4.3 Conversion. The holders of Preferred Stock have conversion rights as follows:

(A) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the business day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of Preferred Stock, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) with respect to the Series A Preferred Stock by dividing the Series A Original Issue Price by the Conversion Price for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion (the “Series A Conversion Rate”), (ii) with respect to the Series B Preferred Stock by dividing the Series B Original Issue Price by the Conversion Price for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of conversion (the “Series B Conversion Rate”), (iii) with respect to the Series C Preferred Stock by dividing the Series C Original Issue Price by the Conversion Price for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion (the “Series C Conversion Rate”), (iv) with respect to the Series D Preferred Stock by dividing the Series D Original Issue Price by the Conversion Price for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion (the “Series D Conversion Rate”) and (v) with respect to the Series E Preferred Stock by dividing the Series E Original Issue Price by the Conversion Price for such series of Preferred Stock, determined as hereinafter provided, in effect at the time of the conversion (the “Series E Conversion Rate”). The term “Conversion Rate” as used herein, shall refer to the respective conversion rate for each series of Preferred Stock. The term “Conversion Price” as used herein, shall refer to the respective conversion price for each series of Preferred Stock. The initial “Series A Conversion Price” per share for the Series A Preferred Stock shall be $0. 22717, the initial “Series B Conversion Price” per share for the Series B Preferred Stock shall be $0.58437, the initial “Series C Conversion Price” per share for the Series C Preferred Stock shall be $1.82818, the initial “Series D Conversion Price” per share for the Series D Preferred Stock shall be $2.60 and the initial “Series E Conversion Price” per share for the Series E Preferred Stock shall be $4.13. Such initial Conversion Price shall be subject to adjustment as provided in subsection (D) of this Section 4.3.

(B) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock into which it is then convertible upon the earliest of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public in which the public offering price (prior to underwriter’s discounts or commissions and offering expenses) exceeds $5.20 per share of Common Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to the Common Stock occurring after the Filing Date) and the aggregate gross proceeds raised exceeds $20,000,000 (a “Qualified IPO”), (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding (each voting as a separate series) or, if later, the effective date for conversion specified in such request and (iii) immediately prior to the closing of a liquidation, dissolution or winding up of the Corporation (including a deemed a liquidation under Section 4.2(C)) if the holders of a majority of the then-outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) so specify in writing; provided, however, that with respect to any liquidation, dissolution or winding up referred to in (iii) above in which (A) the holders of Series A Preferred Stock would receive in respect of the shares of Series A Preferred Stock held by them as a result of such liquidation, dissolution or winding up of the Corporation an amount per share less than Series A Original Issue Price, then the shares of the Series A Preferred Stock shall not so automatically convert without the separate written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock (voting as a separate series), (B) the holders of Series B Preferred Stock would receive in respect of the shares of Series B Preferred Stock held by them as a result of such liquidation, dissolution or winding up of the Corporation an amount per share less than Series B Original Issue Price, then the shares of the Series B Preferred Stock shall not so automatically convert without the separate written consent of the holders of a majority of the then-outstanding shares of the Series B Preferred Stock (voting as a separate series), (C) the holders of Series C Preferred Stock would receive in respect of the shares of Series C Preferred Stock held by them as a result of such liquidation, dissolution or winding up of the Corporation an amount per share less than Series C Original Issue Price, then the shares of the Series C Preferred Stock shall not so automatically convert without the separate written consent of the holders of a majority of the then-outstanding shares of the Series C Preferred Stock (voting as a separate series), (D) the holders of Series D Preferred Stock would receive in respect of the shares of Series D Preferred Stock held by them as a result of such liquidation, dissolution or winding up of the Corporation an amount per share less than Series D Original Issue Price, then the shares of the Series D Preferred Stock shall not so automatically convert without the separate written consent of the holders of a majority of the then-outstanding shares of the Series D Preferred Stock (voting as a separate series) and (E) the holders of Series E Preferred Stock would receive in respect of the shares of Series E Preferred Stock held by them as a result of such liquidation, dissolution or winding up of the Corporation an amount per share less than Series E Original Issue Price, then the shares of the Series E Preferred Stock shall not so automatically convert without the separate written consent of the holders of a majority of the then-outstanding shares of the Series E Preferred Stock (voting as a separate series) (each of the events referred to in (i), (ii) and (iii) are referred to herein as an “Automatic Conversion Event”).

(C) Mechanics of Conversion.

(1) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and each holder of record of shares of Preferred Stock shall be deemed on such date to be the holder of record of the Common Stock issuable upon such conversion, whether or not (i) the certificates representing such shares are surrendered to the Corporation or its transfer agent, (ii) notice from the Corporation shall have been received by any holder of record of shares of Preferred Stock, or (iii) the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, (a) a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, (b) a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock and (c) a check payable to the holder in the amount of any cash amounts or a certificate or certificates for the number of shares of Common Stock issuable with respect to declared and unpaid dividends on the converted Preferred Stock pursuant to Section 4.1.

(2) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, a transaction described in Section 4.2(C)(1), merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall be deemed to have converted such Preferred Stock immediately prior to the closing of such transaction or the occurrence of such event.

(D) Adjustment of Conversion Price. The Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

(1) (a) If the Corporation shall issue, after the date of filing of this Restated Certificate, any Additional Stock (as defined in subsection (D)(2)) without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance of Additional Stock shall forthwith (except as otherwise provided in this subsection (D)) be adjusted to a price equal to (calculated to the nearest cent) the product obtained by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance of Additional Stock by a fraction, the numerator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (D)(1)(e)(i) or (ii) of this Section 4.3) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance of Additional Stock would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance of Additional Stock, and the denominator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (D)(1)(e)(i) or (ii) of this Section 4.3) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Additional Stock issued.

(b) No adjustment in the Conversion Price for a series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price. Except to the limited extent provided for in subsections (D)(1)(e)(iii) or (iv), no adjustment of the Conversion Price for a series of Preferred Stock pursuant to this subsection (D)(1) shall have the effect of increasing any such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(c) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(d) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Corporation’s Board of Directors irrespective of any accounting treatment.

(e) In the case of the issuance (whether before, on or after the date of filing of this Restated Certificate) of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of subsections (D)(1) and (2):

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (D)(1)(c) and (D)(1)(d)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (D)(1)(c) and (D)(1)(d)).

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price for a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections (D)(1)(e)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection (D)(1)(e)(iii) or (iv).

(2) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) by this Corporation after the date of filing of this Restated Certificate other than:

(a) shares of Common Stock or Common Stock Equivalents issued pursuant to an event or transaction described in subsection (D)(3) of this Section 4.3;

(b) shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

(c) shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) to the Corporation’s employees, officers, directors, consultants, advisors or service providers pursuant to the Corporation’s 2005 Stock Plan or any plan, agreement or similar arrangement approved by the Corporation’s Board of Directors with all of the Preferred Stockholder Directors concurring;

(d) shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) to banks or equipment lessors, provided such issuance is approved by the Corporation’s Board of Directors with all of the Preferred Stockholder Directors concurring;

(e) shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuance is approved by the Corporation’s Board of Directors with all of the Preferred Stockholder Directors concurring;

(f) shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) in connection with a bona fide business acquisition of or by the Corporation (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise), provided such acquisition is approved by the Corporation’s Board of Directors with all of the Preferred Stockholder Directors concurring;

(g) shares of Common Stock issued in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act approved by the Corporation’s Board of Directors with all of the Preferred Stockholder Directors concurring;

(h) shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) for any charitable purpose, provided such issuance is approved by the Corporation’s Board of Directors with all of the Preferred Stockholder Directors concurring; or

(i) up to 20,000 shares of Common Stock (as adjusted for stock splits, recapitalizations and the like) originally issued to Michael Wyszkowski at a price per share of $2.60 pursuant to a stock purchase agreement dated or about the date of this Restated Certificate.

(3) Subdivision, etc. In the event this Corporation should at any time or from time to time after the date of filing of this Restated Certificate, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(4) Combination. If the number of shares of Common Stock outstanding at any time after the date of filing of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(E) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (D)(3) of this Section 4.3, then, in each such case for the purpose of this subsection (E), the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(F) Recapitalizations. If, at any time or from time to time after the date of filing of this Restated Certificate, there shall be a recapitalization of the Corporation’s Common Stock (other than (x) a subdivision or combination provided for in subsections (D)(3) or (D)(4) of this Section 4.3 or (y) a deemed liquidation, dissolution or winding up pursuant to in Section 4.2(C)) provision shall be made so that the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) shall be applicable after that event as nearly equivalent as prior to that event as may be practicable.

(G) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under the Restated Certificate. The Corporation will at all times and in good faith assist in the carrying out of all the provisions of this Section 4.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock set forth in this Section 4.3 against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent.

(H) No Fractional Shares and Certificate as to Adjustment.

(1) No fractional shares shall be issued upon the conversion of any share of Preferred Stock and, in lieu of any fractional shares to which any holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock on the date of conversion as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate, Series D Conversion Rate or Series E Conversion Rate pursuant to this Section 4.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock.

(I) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(J) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval for any necessary amendment to this Restated Certificate.

4.4 Redemption.

(A) Right to Redemption. In accordance with the procedures set forth in Section 4.4(B), if requested in writing by the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class (the “Redemption Request”), at any time after the seventh (7th) anniversary of the date on which the Corporation first issues shares of its Series D Preferred Stock (a “Redemption Request”), the Corporation shall redeem all, but not less than all, of the Preferred Stock then outstanding in three (3) equal annual installments (each installment or payment date, a “Redemption Date”). The Corporation shall, on each Redemption Date, redeem up to the maximum amount the Corporation may lawfully redeem out of funds legally available therefor. The “Redemption Price” shall mean (i) with respect to the Series A Preferred Stock, an amount per share equal to the Series A Original Issue Price, plus an additional amount equal to any dividends declared but unpaid on each such share, (ii) with respect to the Series B Preferred Stock, an amount per share equal to the Series B Original Issue Price, plus an additional amount equal to any dividends declared but unpaid on each such share, (iii) with respect to the Series C Preferred Stock, an amount per share equal to the Series C Original Issue Price, plus an additional amount equal to any dividends declared but unpaid on each such share, (iv) with respect to the Series D Preferred Stock, an amount per share equal to the Series D Original Issue Price, plus an additional amount equal to any dividends declared but unpaid on each such share and (v) with respect to the Series E Preferred Stock, an amount per share equal to the Series E Original Issue Price, plus an additional amount equal to any dividends declared but unpaid on each such share.

(B) Redemption Procedure. Subject to subsection (A) of this Section 4.4, within fifteen (15) days of the receipt by the Corporation of the Redemption Request, the Corporation shall mail, first class postage prepaid, written notice (the “Notice of Redemption”) to each holder of record (at the close of business on the business day preceding the day on which notice is given) of Preferred Stock, at the address last shown on the records of the Corporation for such holder, for the purpose of notifying such holder of the redemption to be effected. The Notice of Redemption shall specify the Redemption Date which shall be between fifteen (15) and thirty (30) days after the mailing of the Notice of Redemption on which the Preferred Stock then outstanding shall be redeemed and the place at which payment shall be made, which shall be the principal offices of the Corporation or such other place as shall be mutually agreeable to the Corporation and holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class. The Notice of Redemption shall call upon each holder of Preferred Stock to either (i) surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed or (ii) convert such Preferred Stock into Common Stock prior to the Redemption Date in accordance with the provisions of Section 4.3 above. Subject to Section 4.4(C), on the Redemption Date, the Corporation shall pay the Redemption Price in cash or by check to the order of the person whose name appears on the certificate or certificates of the Preferred Stock that (i) shall not have been converted pursuant to Section 4.3 hereof and (ii) shall have been surrendered to the Corporation in the manner and at the place designated in the Notice of Redemption and thereupon each surrendered certificate shall be canceled.

(C) Effect of Redemption. From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares of Preferred Stock to be redeemed on a Redemption Date (except the right to receive their respective Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption on any Redemption Date are insufficient to redeem the total number of shares requested to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares not redeemed, such funds will immediately be set aside for the redemption of the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(D) Redemption Funding. On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Preferred Stock to the holders thereof, upon receipt of notification from the Corporation that such holder has surrendered such holder’s certificates pursuant to subsection (B) above. Any money deposited by the Corporation pursuant to this subsection (D) for the redemption of shares which are thereafter converted into shares of Common Stock no later than the close of business on the last business day prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any money deposited by the Corporation pursuant to this subsection (D) remaining unclaimed at the expiration of six months following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock, to receive such monies but without interest from the Redemption Date.

4.5 Voting.

(A) General. Each holder of each share of Preferred Stock (i) shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, (ii) shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class) and (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws. Fractional votes shall not, however, be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of each share of Common Stock shall be entitled to one vote.

(B) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for issuance) by an affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (voting together on an as-converted basis) and without a separate class vote of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(C) Election of Directors.

(1) The holders of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series A/B Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of a majority of the shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series C Director” and, together with the Series A/B Director, the “Preferred Stockholder Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The remaining members of the Corporation’s Board of Directors shall be elected at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors by the holders of at least a majority of the then outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis.

(2) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by Section 4.5(C)(1), vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of the holders of at least a majority of the shares of that class or classes or series.

(3) Any director who was elected by a specified class or classes of stock or series thereof may be removed during such director’s term of office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the class or classes of stock or series thereof that initially elected such director.

4.6 Preferred Stock Protective Provisions.

(A) So long as at least 6,000,000 shares of Preferred Stock (as adjusted for any stock dividend, stock split or combination with respect to such shares occurring after the Filing Date) are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the Preferred Stock then outstanding, voting together as a single class:

(1) take any action (including amending this Restated Certificate or by way of merger, consolidation or otherwise) that would alter or change the powers, preferences or special rights of the shares of the Preferred Stock then outstanding so as to affect such shares adversely;

(2) authorize, create or issue (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any new class or series of equity securities having any preference or priority as to voting, dividends, or distribution of assets upon liquidation, merger or otherwise which is superior to or on a parity with any such preference or priority of the Preferred Stock;

(3) reclassify any outstanding class or series of equity securities into a class or series of equity securities which is superior to or on a parity with any preference or priority of the Preferred Stock;

(4) merge into or consolidate with any other entity (other than a wholly owned subsidiary corporation), or effect any similar transaction or series of related transactions unless the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold at least a majority of the voting power of the surviving or acquiring entity exclusively by virtue of shares received in such transaction or series of transactions with respect to shares of the Corporation’s capital stock;

(5) sell all or substantially all of the Corporation’s assets or exclusively license all or substantially all of the Corporation’s intellectual property in a single transaction or series of related transactions;

(6) increase or decrease (other than by conversion or redemption) the number of authorized shares Preferred Stock;

(7) pay or declare a dividend on any shares of Common Stock (payable other than in Common Stock or Common Stock Equivalents);

(8) increase the number of shares reserved for issuance under the Corporation’s 2005 Stock Plan or adopt any new equity incentive or benefit plan (in each case, unless approved by the Board of Directors with all of the Preferred Stockholder Directors concurring);

(9) increase the number of authorized directors of the Corporation’s Board of Directors (unless unanimously approved by the Corporation’s Board of Directors);

(10) incur indebtedness in excess of $100,000;

(11) effect any material change to the Corporation’s business plan;

(12) amend the Corporation’s Certificate of Incorporation (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise); or

(13) dissolve, liquidate or wind up this Corporation.

(B) Reserved.

The provisions of this Section 4.6 shall not limit or restrict any rights which any holder of Preferred Stock may have under the DGCL.

4.7 Status of Redeemed or Converted Stock. In the event any shares of any series of Preferred Stock are converted pursuant to Section 4.3 or redeemed pursuant to Section 4.4, the Corporation shall never again issue the shares so converted or redeemed and all such shares so converted or redeemed shall, upon such conversion or redemption, cease to be a part of the Corporation’s authorized stock. The Corporation’s Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

4.8 Notices. Any notice required by the provisions of Sections 4.2, 4.3 and 4.4 to be given to the holders of shares of any series of Preferred Stock shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed to each holder of record at such holder’s address, facsimile number or electronic mail address appearing on the Corporation’s books. Any such notice shall be effective or deemed given on the date of delivery, mailing, confirmed facsimile transfer or confirmed electronic mail delivery. Any such notice may be waived by the written consent of the holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class.

ARTICLE V

Except as may otherwise be provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Corporation’s Board of Directors is expressly authorized to make, alter, amend or repeal the Corporation’s Bylaws.

ARTICLE VI

Elections of directors need not be by written ballot unless the Corporation’s Bylaws shall so provide.

ARTICLE VII

7.1 Limitation of Director’s Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.2 Indemnification of Directors. To the fullest extent permitted by applicable law, this Corporation shall indemnify and advance expenses to directors.

7.3 Indemnification of Officers and Others. To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of, and advancement of expenses to, officers, employees and other agents of this Corporation and any other persons to which the DGCL permits this Corporation to provide indemnification. Any such indemnification and advancement of expenses shall be subject to approval by the Corporation’s Board of Directors.

7.4 Repeal or Modification. Any repeal or modification of this ARTICLE VII, by amendment of this ARTICLE VII or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of this Corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the Corporation occurring prior to, such repeal or modification.

ARTICLE VIII

Subject to Section 4.6 of ARTICLE IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by its President on this 25th day of August 2011.

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Brett A. Hurt,
President